United States
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
October 24, 2006

ISECURETRAC CORP.
(Exact name of registrant as specified in its charter)

Delaware	0-26455
(State of Formation)	(Commission File Number)

87-0347787
(IRS Employer Identification Number)

5078 South 111th Street Omaha, NE	68137
(Address of principal executive offices)	(Zip Code)

(402) 537-0022
(Registrants’ telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e(c))

Item 1.01. Entry into a Material Definitive Agreement

On October 24, 2006, iSecureTrac Corp. (the “Company”) executed a Promissory Note (the “Note”) payable to the order of Consolidated Investment Services, Inc. (the “Lender”) representing a loan from Lender to the Company in the principal amount of $1,700,000. The loan is unsecured and bears interest at a fixed rate of 7% per annum. The Note shall come due on the earlier of (i) January 1, 2008 or (ii) the first date on which the Company issues equity securities or arranges for additional indebtedness (other than trade indebtedness incurred in the ordinary course of its business) in a transaction or series of transactions which generates aggregate net proceeds to the Company of not less than $1,700,000.

The Lender is an affiliate of Mykonos 6420 LP (“Mykonos”). As the sole holder of the Company’s Series C Preferred Stock, Mykonos has the right to elect a majority of the Company's Board of Directors. The terms of the loan were approved by a Special Committee of the Board of Directors consisting solely of disinterested directors.

The proceeds of the loan will be used for short term working capital needs and are anticipated to be repaid from proceeds of a subsequent issuance of securities. The Special Committee of the Board of Directors is currently negotiating an additional equity investment by an affiliate of Mykonos. The terms of such equity investment have not been agreed to at this time (and there is no assurance that such transaction will occur), but it is expected that the Company would issue shares of a newly created series of exchangeable preferred stock to an affiliate of Mykonos. It is anticipated that such preferred stock would be exchangeable into shares of the Company's common stock. In addition, the Company anticipates that an affiliate of Mykonos will be issued warrants to acquire additional shares of common stock. Any transaction involving the issuance of additional preferred stock will require an amendment to the Company’s Certificate of Incorporation.

A copy of the Note is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See disclosure set forth in Item 1.01.

Item 9.01 Financial Statements and Exhibits.

10.1	Promissory Note, dated October 24, 2006, made by the Company in favor of Consolidated Investment Services, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ISECURETRAC CORP.

	By	/s/ Peter A. Michel
Peter A. Michel Chief Executive Officer

October 27, 2006